Exhibit (b)(2)

[GE CAPITAL LETTERHEAD]

GE Capital Business Credit
General Electric Capital Corporation
100 California Street, 10th Floor, San Francisco CA  94111

CONFIDENTIAL

MODIFICATION TO COMMITMENT LETTER

October 29, 2003

Mr. Herbert Montgomery
Main Street Acquisition Company, Inc.
900 Lightpost Way
Morgan Hill, CA  95037

Dear Mr. Montgomery:

Reference is made to the Commitment Letter dated October 24, 2003 from GE Corporate Financial Services, Inc. to Main Street Acquisition Company, Inc. (together with Schedule A attached thereto, the “Commitment Letter”).  Capitalized terms used herein without definition shall have the respective meanings herein that are ascribed thereto in the Commitment Letter.

Following execution of the Commitment Letter, we have received from you information regarding the structure of the proposed Acquisition Transaction, which reflects some differences from our previous understanding.  You have now advised us that the form of the transaction will be a merger between Main Street Acquisition Company, Inc. (“Main Street”) and the current publicly held company called Media Arts Group, Inc. (“Media”).  Our commitment under the Commitment Letter is hereby deemed modified as follows:

The initial loan by GE Capital (or one of its affiliates) (the “Lender”) would be made (subject to all of the conditions set forth in the Commitment Letter and herein) to Main Street, secured on terms satisfactory to Lender by the cash proceeds of the loan deposited in an account with the paying agent for the Borrower’s merger transaction, in which account Lender would have a first priority perfected security interest.  The proceeds in such account would be released for payment of the merger consideration by such paying agent immediately after, and subject to, effectiveness of the merger, which would occur on the same day as the funding of the initial loan (failure of the merger to occur on such day would constitute an immediate event of default under the loan documents).  All references in the Commitment Letter to the Acquisition Transaction and Acquisition would include, without limitation, the merger and any merger agreements and certificates; and additional conditions to funding would be Lender’s satisfaction with the following: all terms, documentation and structuring relating to the merger; execution and delivery by Main Street and Media of a definitive merger agreement; compliance by the Borrower with all applicable securities laws; and certification by Main Street of Media’s satisfaction of the “Lending Formula” (in a form acceptable to Lender).  References to the Borrower in the Commitment Letter include both Main Street and Media for purposes of compliance prior to funding (as if the merger had become effective) with all terms, conditions and covenants referred to in the Commitment Letter, it being understood that Media would become obligated as borrower by law (and upon documentation as required by Lender) effective upon consummation of the merger (and at the Lender’s election, the initial loan may be structured as a demand loan to be refinanced immediately by the surviving entity of the merger upon the terms set forth in the Commitment Letter).

The Commitment Letter remains in the full force and effect in accordance with its terms (subject to the additional terms provided herein), and hereafter all references to the Commitment Letter shall be deemed to include this Modification to Commitment Letter.

This Modification to Commitment Letter shall be entitled to all of the terms, conditions and benefits contained in the Commitment Letter in favor of GE Capital as if such terms conditions and benefits were set forth in full herein, and this Modification to Commitment Letter shall be deemed a part of and incorporated into the Commitment Letter.

To confirm your agreement with the foregoing, please sign and return the enclosed copy of this Modification to Commitment Letter to the undersigned.

Sincerely,

GE Corporate Financial Services, Inc.

By:	/s/ Michele Mojabi
Name:	Michele Mojabi
Title:	Its Duly Authorized Signatory

AGREED AND ACCEPTED THIS
29TH DAY OF OCTOBER, 2003:

Main Street Acquisition Company, Inc.

By:	/s/ Herbert D. Montgomery
Title:	CFO
Date:	10/29/03